Celsius Holdings Reports Fourth Quarter and Full-Year 2024 Financial Results

Full-year 2024 revenue of $1.36 billion reflects growing consumer demand for better-for-you, functional products

Celsius’ retail sales increased 22% year-over-year and category market share grew 160 basis points to 11.8% in 20241

Announced agreement to acquire Alani Nu, creating a leading better-for-you, functional lifestyle platform; combines two growing, scaled energy brands with clear category tailwinds

Celsius Holdings to host webcast to discuss fourth quarter and full-year 2024 results, and transaction details at 6 p.m. ET today

BOCA RATON, Fla., Feb. 20, 2025 — Celsius Holdings, Inc. (Nasdaq: CELH) (“Celsius” or “the company”) today reported fourth quarter and full-year 2024 financial results.
Summary of Fourth Quarter and Full-Year 2024 Financial Results

Summary Financials	4Q 2024	4Q 2023	Change	FY 2024	FY 2023	Change
(Millions except for percentages and EPS)
Revenue	$332.2	$347.4	(4)%	$1,355.6	$1,318.0	3%
N. America	$311.9	$332.8	(6)%	$1,280.9	$1,263.3	1%
International	$20.3	$14.6	39%	$74.7	$54.7	37%
Gross Margin	50.2%	47.8%	+240 BPS	50.2%	48.0%	+220 BPS
Net Income	$(18.9)	$50.1	(138)%	$145.1	$226.8	(36)%
Net Income att. to Common Shareholders	$(25.8)	$39.1	(166)%	$107.5	$182.0	(41)%
Diluted EPS	$(0.11)	$0.17	(165)%	$0.45	$0.77	(42)%
Adjusted Diluted EPS*	$0.14	$0.17	(18)%	$0.70	$0.78	(10)%
Adjusted EBITDA*	$62.9	$65.2	(4)%	$255.7	$295.6	(13)%
*The company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), but management believes that disclosure of Adjusted EBITDA and Adjusted Diluted EPS, which are non-GAAP financial measures that management uses to assess our performance, may provide users with additional insights into operating performance. Please see “Use of Non-GAAP Measures” and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures, both of which can be found below.

John Fieldly, Chairman and CEO of Celsius Holdings, said: “Our record $1.36 billion full-year 2024 revenue reflects a solid year of performance, underscored by consumers’ continued preference for our great-tasting, functional products. Celsius achieved exceptional milestones in 2024, which included contributing 30% of all category growth and increasing our category share by 160 basis points to 11.8%.1 We also increased our total points of distribution by 37%1 in 2024, ensuring that Celsius is available in more places to meet consumer demand, and our ACV reached new heights at over 98.7%1. We believe we have the right strategy to drive sustained, long-term growth, and we expect that the acquisition of Alani Nu will further strengthen Celsius’ position as an innovative leader in the large, growing global energy category.”

Jarrod Langhans, Chief Financial Officer of Celsius Holdings, said: “We are pleased that our strategic initiatives are driving long-term share gains and strong retail sales growth. For the full year, revenue increased 3%, and we expanded our gross margin 220 basis points to 50.2%. We are investing behind our growth through
1 Circana Total US MULO+ w/C Calendar year ended 12/29/24, RTD Energy targeted strategic investments in vertical integration and capital efficient expansion. We are also excited to announce the acquisition of Alani Nu, which offers a compelling strategic rationale and strong financial benefits. We believe our capital allocation strategy is fully aligned with our vision to be a high-growth leader and deliver the greatest value to our consumers and shareholders.”
FINANCIAL AND MARKET HIGHLIGHTS FOR THE FOURTH QUARTER OF 2024
For the three months ended Dec. 31, 2024, revenue was approximately $332.2 million, compared to $347.4 million for the three months ended Dec. 31, 2023, a 4.4% decline. Fourth quarter revenue was negatively impacted by higher domestic allowances from a number of programs including our distributor incentive program, compared to the same period last year.

Fourth quarter international sales of $20.3 million increased 39% year over year from organic growth in our established EMEA markets, as well as recent international expansion launches across the UK and Ireland, France, Australia and New Zealand. International revenue excluding 2024 expansion markets increased 8% compared to the prior-year period.

For the three months ended Dec. 31, 2024, gross profit increased by $0.5 million to $166.7 million from $166.2 million for the three months ended Dec. 31, 2023. Gross profit margin was 50.2% for the three months ended Dec. 31, 2024, a 240 basis point increase from 47.8% for the same period in 2023. The increase in gross profit is primarily attributed to lower outbound freight and materials.

Selling, general and administrative expenses for the three months ended Dec. 31, 2024, increased $77.9 million, or 73%, to $185.2 million from $107.3 million in the quarter ended Dec. 31, 2023, driven primarily by accrued legal expenses in connection with an ongoing litigation matter. Selling, general and administrative expenses were also impacted by one-time restructuring related professional services and contractual co-packer obligations in the quarter ended Dec. 31, 2024.

Diluted earnings per share for the fourth quarter was $(0.11) compared to $0.17 for the prior-year period. Non-GAAP adjusted diluted earnings per share for the fourth quarter was $0.14 compared to $0.17 for the prior-year period.

Retail Performance
Retail sales of Celsius in total U.S. MULO Plus with Convenience increased by 2% year over year as reported by Circana for the last-thirteen-week period ended Dec. 29, 20242. Celsius dollar share for the same period was 10.9%, a decrease of 0.5% from the prior-year period3.

FINANCIAL AND MARKET HIGHLIGHTS FOR FULL-YEAR 2024
Revenue for the 12 months ended Dec. 31, 2024, increased 3% to $1,355.6 million compared to $1,318.0 million for the prior year. Revenue for the 12 months ended Dec. 31, 2024, was impacted by timing of orders from our largest distributor, increased promotional activity and incentive programs. International sales of $74.7 million increased 37% from $54.7 million for the prior year.

Gross profit increased 7% to $680.2 million compared to $633.1 million for the prior year. Gross profit as a percentage of revenue was 50.2% for the 12 months ended Dec. 31, 2024, up from 48.0% in the prior year.

Diluted earnings per share for the year ended Dec. 31, 2024, was $0.45 compared to $0.77 for the prior year. Non-GAAP adjusted diluted earnings per share was $0.70 compared to $0.78 for the prior-year period.

Retail Performance
Retail sales of Celsius in total U.S. MULO Plus with Convenience increased by 22.1% year over year as reported by Circana for the calendar year ended Dec. 29, 20244. Celsius dollar share for the same period was 11.8%, an increase of 1.6% from the prior-year period5.

Acquisition of Alani Nu
2 Circana Total US MULO+ w/C L13W ended 12/29/24, RTD Energy
3 Circana Total US MULO+ w/C L13W ended 12/29/24, RTD Energy
4 Circana Total US MULO+ w/C Calendar year ended 12/29/24, RTD Energy
5 Circana Total US MULO+ w/C Calendar year ended 12/29/24, RTD Energy

The Company also announced today that it has entered into a definitive agreement to acquire Alani Nutrition LLC (“Alani Nu”) for $1.8 billion including $150 million in tax assets for a net purchase price of $1.65 billion, comprising a mix of cash and stock. The agreement has been approved by the Celsius Board of Directors. The transaction is subject to customary closing conditions, including regulatory approvals, and is expected to close in the second quarter of 2025. The company has provided additional details regarding this transaction in a separate press release, and management will discuss the transaction on today’s webcast at 6:00 p.m. ET. A presentation highlighting this transaction will be available on the Celsius Holdings investor relations website at https://ir.celsiusholdingsinc.com.
Fourth Quarter and Full-Year 2024 Earnings Webcast
Management will host a webcast today, Thursday, Feb. 20, 2025, at 6:00 p.m. ET to discuss the company’s fourth quarter and full-year 2024 financial results and the Alani Nu transaction with the investment community. Investors are invited to join the webcast accessible from https://ir.celsiusholdingsinc.com. Downloadable files, an audio replay and transcript will be made available on the Celsius Holdings investor relations website.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (Nasdaq: CELH) is a functional beverage company and the owner of energy drink brand CELSIUS® and hydration brand CELSIUS HYDRATIONTM. Born in fitness and pioneering the rapidly growing, better-for-you functional beverage category, the company creates and markets leading functional beverage products. For more information, please visit www.celsiusholdingsinc.com.

Contact
Paul Wiseman
Investors: investorrelations@celsius.com
Press: press@celsius.com

Forward-Looking Statements
This press release contains statements by Celsius Holdings, Inc. (“Celsius”, “we”, “us”, “our” or the “Company”) that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our prospects, plans, business strategy and expected financial and operational results. You can identify these statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would”, ”could”, ”project”, ”plan”, “potential”, ”designed”, “seek”, “target”, variations of these terms, the negatives of such terms and similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  You should not rely on forward-looking statements because our actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to:  changes to our commercial agreements with PepsiCo, Inc.; management’s plans and objectives for international expansion and global operations; general economic and business conditions; our business strategy for expanding our presence in our industry; our expectations of revenue; operating costs and profitability; our expectations regarding our strategy and investments; our ability to successfully integrate business that we may acquire, including our pending acquisition of Alani Nu; our ability to achieve the benefits that we expect to realize as a result of our acquisitions, including Alani Nu; the potential negative impact on our financial condition and results of operations if we fail to achieve the benefits that we expect to realize as a result of our business acquisitions, including Alani Nu; liabilities of the businesses that we acquire that are not known to us; our expectations regarding our business, including market opportunity, consumer demand and our competitive advantage; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; the Company’s ability to comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”); and those other risks and uncertainties discussed in the reports we have filed with the SEC, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date the statements were made. We do not undertake any obligation to update forward-looking information, except to the extent required by applicable law.

CELSIUS HOLDINGS, INC. - FINANCIAL TABLES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$890,190	$755,981
Accounts receivable-net[1]	270,342	183,703
Note receivable-net	—	2,318
Inventories-net	131,165	229,275
Deferred other costs-current[2]	14,124	14,124
Prepaid expenses and other current assets	18,759	19,503
Total current assets	1,324,580	1,204,904

Property, plant and equipment-net	55,602	24,868
Right of use assets-operating leases	21,606	1,957
Right of use assets-finance leases-net	230	208
Intangibles-net	12,213	12,139
Goodwill	71,582	14,173
Deferred other costs-non-current[2]	234,215	248,338
Deferred tax assets	38,699	29,518
Other long-term assets	8,154	291
Total Assets	$1,766,881	$1,536,396

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable[3]	$41,287	$42,840
Accrued expenses[4]	148,780	62,120
Income taxes payable	10,834	50,424
Accrued promotional allowance[5]	135,948	99,787
Lease liability operating leases	3,265	980
Lease liability finance leases	100	59
Deferred revenue[2]	9,513	9,513
Other current liabilities	15,808	10,890
Total current liabilities	365,535	276,613

Lease liability operating leases	16,674	955
Lease liability finance leases	211	193
Deferred tax liability	2,330	2,880
Deferred revenue[2]	157,714	167,227
Total Liabilities	542,464	447,868

Commitment and contingencies (Note 15)

Mezzanine Equity[2]:
Series A convertible preferred shares, $0.001 par value, 5% cumulative dividends; 1,466,666 shares issued and outstanding at each of December 31, 2024 and December 31, 2023, aggregate liquidation preference of $550,000 as of December 31, 2024 and December 31, 2023.	824,488	824,488

Stockholders’ Equity:
Common stock, $0.001 par value; 300,000,000 shares authorized, 235,013,960 and 231,787,482 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively.	79	77
Additional paid-in capital	297,579	276,717
Accumulated other comprehensive loss	(3,250)	(701)
Retained earnings (accumulated deficit)	105,521	(12,053)
Total Stockholders’ Equity	399,929	264,040
Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$1,766,881	$1,536,396

[1] Includes $168.2 million and $130.0 million from a related party as of December 31, 2024 and December 31, 2023, respectively; and
[2] Amounts in this line item are associated with a related party for all periods presented.

[3] Includes $1.7 million and $0.1 million due to a related party as of December 31, 2024 and December 31, 2023, respectively.
[4] Includes $0.2 million and $1.0 million due to a related party as of December 31, 2024 and $1.0 million as of December 31, 2023, respectively.
[5] Includes $75.1 million and $51.8 million due to a related party as of December 31, 2024 and December 31, 2023, respectively.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue[1]	$332,197	$347,435	$1,355,630	$1,318,014
Cost of revenue	165,524	181,190	675,423	684,875
Gross profit	166,673	166,245	680,207	633,139
Selling, general and administrative expenses[2]	185,169	107,302	524,479	366,773
(Loss) income from operations	(18,496)	58,943	155,728	266,366

Other income (expense):
Interest income on note receivable	(28)	8,835	—	128
Interest income-net	7,892	27	39,263	26,501
Foreign exchange loss	(1,378)	(20)	(1,734)	(1,246)
Other income	1,793	—	1,793	—
Total other income	8,279	8,842	39,322	25,383

Net (loss) income before provision for income taxes	(10,217)	67,785	195,050	291,749

Provision for income taxes	(8,659)	(17,669)	(49,976)	(64,948)
Net (loss) income	$(18,876)	$50,116	$145,074	$226,801

Dividends on Series A convertible preferred stock[3]	(6,912)	(6,950)	(27,500)	(27,462)
Income allocated to participating preferred stock[3]	—	(4,085)	(10,117)	(17,348)
Net (loss) income attributable to common stockholders	$(25,788)	$39,081	$107,457	$181,991

Other comprehensive (loss) income:
Foreign currency translation (loss) gain, net of income tax	(2,912)	1,840	(2,549)	1,180
Comprehensive (loss) income	$(28,700)	$40,921	$104,908	$183,171

*(Loss) earnings per share[4]:
Basic	$(0.10)	$0.17	$0.46	$0.79
Diluted	$(0.11)	$0.17	$0.45	$0.77
*Please refer to Note 3 in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024, for Earnings per Share reconciliations.

[1] Includes $194.2 million and $742.0 million for the three and twelve months ended December 31, 2024, respectively, and $192.3 million and $782.3 million for the three and twelve months ended December 31, 2023, respectively, from a related party.
[2] Includes $0.8 million and $2.4 million for the three and twelve months ended December 31, 2024, respectively, and $1.3 million and $2.4 million for the three and twelve months ended December 31, 2023, respectively, from a related party.
[3] Amounts in this line item are associated with a related party for all periods presented.
[4] Forward Stock Split - The accompanying consolidated financial statements and notes thereto have been retrospectively adjusted to reflect the three-for-one stock split that became effective on November 13, 2023. See Note 2. Basis of Presentation and Summary of Significant Accounting Policies for more information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of GAAP net income to non-GAAP adjusted EBITDA and Adjusted EBITDA Margin

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Net (loss) income (GAAP measure)	$(18,876)	$50,116	$145,074	$226,801
Add back/(Deduct):
Net interest income	(7,864)	(8,862)	(39,263)	(26,629)
Provision for income taxes	8,659	17,669	49,976	64,948
Depreciation and amortization expense	2,385	1,105	7,274	3,226
Non-GAAP EBITDA	(15,696)	60,028	163,061	268,346
Stock-based compensation[1]	5,905	5,005	19,591	21,226
Foreign exchange	1,378	20	1,734	1,246
Distributor Termination[2]	—	126	—	(3,115)
Legal Settlement Costs[3]	54,005	—	54,005	7,900
Reorganization Costs[4]	5,965	—	5,965	—
Acquisition Costs[5]	2,008	—	2,008	—
Penalties[6]	9,350	—	9,350	—
Non-GAAP Adjusted EBITDA	$62,915	$65,179	$255,714	$295,603

Non-GAAP Adjusted EBITDA Margin	18.9%	18.8%	18.9%	22.4%

Reconciliation of GAAP diluted Earnings per share to non-GAAP Adjusted diluted Earnings per share

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Diluted (loss) earnings per share (GAAP measure)	$(0.11)	$0.17	$0.45	$0.77
Add back/(Deduct)[7]:
Distributor Termination[2]	—	—	—	$(0.01)
Legal Settlement Costs[3]	$0.16	—	$0.16	$0.02
Reorganization Costs[4]	$0.05	—	$0.05	$—
Acquisition Costs[5]	$0.01	—	$0.01	$—
Penalties[6]	$0.03	—	$0.03	$—
Non-GAAP diluted earnings per share	$0.14	$0.17	$0.70	$0.78
a6

b7

16Selling, general and administrative expenses related to employee non-cash stock-based compensation expense. Stock-based compensation expense consists of non-cash charges for the estimated fair value of unvested restricted share unit and stock option awards granted to employees and directors. The Company believes that the exclusion provides a more accurate comparison of operating results and is useful to investors to understand the impact that stock-based compensation expense has on its operating results.
27 Distributor termination represents reversals of accrued termination payments. The unused funds designated for termination expense payments to legacy distributors were reimbursed to Pepsi for the quarter ended June 30, 2023.
3 2024 accrued expense for estimated liability in connection with an ongoing litigation during the quarter ended December 31, 2024. 2024 accrued expense for SEC settlement during the quarter ended December 31, 2024. 2023 legal class action settlement pertained to the McCallion vs Celsius Holdings class action lawsuit, which the company settled during the quarter ended June 30, 2023.
4 Reorganization costs represent international re-alignment costs incurred during the quarter ended December 31, 2024.
5 Acquisition costs include fees for Professional services received during the fourth quarter ended December 31, 2024 related to a business acquisition.
6 Accrued expense in the quarter ended December 31, 2024 related to contractual co-packer obligations.
7 Add backs and deductions are net of their respective impacts from tax and reallocation of earnings to participating securities.

USE OF NON-GAAP MEASURES

Celsius defines Adjusted EBITDA as net income before net interest income, income tax expense (benefit), and depreciation and amortization expense, further adjusted by excluding stock-based compensation expense, foreign exchange gains or losses, distributor termination fees and legal settlement costs. Adjusted EBITDA Margin is the ratio between the company’s Adjusted EBITDA and net revenue, expressed as a percentage. Adjusted diluted earnings per share is GAAP diluted earnings per share net of add backs and deductions for distributor termination, legal settlement costs, reorganization costs,acquisitions costs, and penalties. Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share are non-GAAP financial measures.

Celsius uses Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share for operational and financial decision-making and believes these measures are useful in evaluating its performance because they eliminate certain items that management does not consider indicators of Celsius’ operating performance. Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share may also be used by many of Celsius’ investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. Celsius believes that the presentation of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share, provides useful information to investors by allowing an understanding of measures that it uses internally for operational decision-making, budgeting and assessing operating performance.

Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of Celsius’ results as reported under GAAP. Celsius strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted diluted earnings per share as defined by Celsius, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare Celsius’ use of these non-GAAP financial measures with those used by other companies.